Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-249033) pertaining to the 2020 Equity Incentive Plan, 2020 Employee Stock Purchase Plan and 2015 Stock Incentive Plan of CalciMedica, Inc. (formerly Graybug Vision, Inc.),

(2) Registration Statements (Forms S-8 Nos. 333-254522 and 333-263464) pertaining to the 2020 Equity Incentive Plan of CalciMedica, Inc. (formerly Graybug Vision, Inc.), and

(3) Registration Statement (Form S-8 No. 333-266980) pertaining to the Amended and Restated 2020 Equity Incentive Plan of CalciMedica, Inc. (formerly Graybug Vision, inc.);

of our report dated April 4, 2023, with respect to the financial statements of CalciMedica, Inc., included in this Current Report (Form 8K/A) of CalciMedica, Inc. (formerly Graybug Vision, inc.).

/s/ Ernst & Young LLP

San Diego, California
April 4, 2023